EXHIBIT 10.2

                             March 23, 2000



B2B Pure Wireless.com, Inc.
__________________________
__________________________

Attn:     John Imperatore

     Re:  Letter of Intent
          ----------------

Dear Mr. Imperatore:

     This letter will confirm our mutual intent to carry out a transaction (the "Acquisition") pursuant to which B2B Pure Wireless.com, Inc. ("B2B") would become a wholly-owned subsidiary of a new holding company (the "Holding Company") to be formed by Margate Industries, Inc. ("Margate").

     Based on our preliminary discussions, it is our understanding and intent that:

          1. Holding Company will (a) acquire all of the outstanding shares of Margate with each existing share of Margate being exchanged for one (1) share of the Holding Company, and (b) acquire all of the outstanding shares of B2B in exchange for approximately 15,200,000 shares of common stock of the Holding Company. Immediately prior to the Acquisition, Margate will have no more than approximately 1,800,000 shares outstanding on a fully-diluted basis. It is the intent of the parties hereto that, following the Acquisition, the existing shareholders of Margate will own, on a fully-diluted basis, 10.6% of the common stock of the Holding Company and the shareholders of B2B will own, on a fully-diluted basis, 89.4% of the outstanding common stock of the Holding Company.

          2. Following the Acquisition, the Board of Directors of the Holding Company shall consist of one (1) member designated by Margate and such additional Directors as shall be designated by B2B. Management of the Holding Company shall be designated by B2B.

          3. Following the Acquisition, the Board of Directors of Margate shall consist of the existing five (5) members. The Holding Company will agree to maintain the existing management of Margate for not less than three (3) years and Margate shall enter into three (3) year Employment Agreements with David Widlak, Ken Hopton, and William Hopton. All assets held by Margate prior to the Acquisition will continue to be held by Margate following the Acquisition.

     Based on the intent described above, the parties hereto agree to enter into good faith negotiations with respect to the specific terms and conditions of the Acquisition. Subject to agreement, with respect to the specific terms of the Acquisition, and execution of definitive documentation regarding the same, B2B and Margate each undertake to use their best efforts to: (1) prepare and file a Registration Statement on Form S-4 to carry out the transactions contemplated by the Acquisition; and
(2) cause their shareholders to agree to the terms of the Acquisition and each shall recommend the same to their shareholders. During the period beginning on the date hereof and ending ninety (90) days hereafter, neither party hereto shall

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Letter to Mr. John Imperatore
March 23, 2000
Page 2


enter into discussions or negotiations with other parties with respect to any potential transactions pursuant to which controlling interest in either B2B or Margate would be acquired by a third party. Further, during the period beginning on the date hereof and ending on the earlier of termination of this Letter of Intent or ninety (90) days following closing of the Acquisition, the officers and Directors of Margate (holding, in the aggregate, approximately 700,00 shares of common stock and options to acquire common stock of Margate) agree that they will not, without the prior written consent of B2B, directly or indirectly, offer, offer to sell, grant an option for the sale of, transfer, assign, pledge, hypothecate, or otherwise encumber any securities of Margate, or any successor of Margate, or otherwise dispose of any interests therein. Except for the foregoing obligations, this Letter of Intent is not binding on either party hereto.

     Consummation of the Acquisition is subject to completion of due diligence by each of the parties hereto, negotiation and execution of definitive documentation, satisfaction of regulatory requirements, if any, and such other conditions as the parties may require. Additionally, consummation of the Acquisition by Margate shall be subject to receipt by the Board of Directors of Margate of a fairness opinion indicating that the terms of the Acquisition are fair to the Margate shareholders.

     All expenses incurred in connection with the Acquisition, including, but not limited to, legal fees, accounting fees, registration fees, printing costs, transfer agent fees, listing fees, etc. shall be paid fifty percent (50%) by Margate and fifty percent (50%) by B2B.

     The parties hereto shall consult with each other before any public announcements are made regarding this Letter of Intent.

     If the foregoing accurately sets forth our understanding as to the matters set forth above, please so indicate by signing below and return a copy of the same to the undersigned.

MARGATE INDUSTRIES, INC.


By:  /s/ DAVID WIDLAK
     ---------------------------
     David Widlak, Vice-President


AGREED AND ACCEPTED:

B2B PURE WIRELESS.COM, INC.


By:  /s/ JOHN IMPERATORE
     ----------------------------
     John Imperatore, President